EXHIBIT 10.6
                                                                  EXECUTION
                     WAIVER, CONSENT AND SECOND AMENDMENT
                        TO LOAN AND SECURITY AGREEMENT

WAIVER, CONSENT AND SECOND AMENDMENT (this "Waiver, Consent and
Amendment") dated as of December 20, 1999, by and among BANK OF AMERICA, N.A.., a national bank organized under the laws of the United States, with offices at 40 East 52nd Street, New York, New York 10022 (the "Bank"); PENTECH INTERNATIONAL, INC., a Delaware corporation with chief executive offices at 195 Carter Drive, Edison, New Jersey 08817 ("Pentech"); PENTECH COSMETICS, INC., a Delaware corporation with chief executive offices at 195 Carter
Drive, Edison, New Jersey 08817 ("Cosmetics"); and SAWDUST PENCIL CO., a Delaware corporation with chief executive offices at 195 Carter Drive, Edison, New Jersey 08817 ("Sawdust") (Pentech, Cosmetics and Sawdust, individually, a "Borrower," and collectively, the "Borrowers").

                        W I T N E S S E T H:

WHEREAS, BankAmerica Business Credit, Inc., a Delaware corporation ("BABC"), and the Borrowers entered into a Loan and Security Agreement dated as of January 13, 1997 (as amended, restated, modified or supplemented from time to time, the "Loan Agreement");

WHEREAS, the Bank is the successor to BABC;

WHEREAS, the Borrowers have been in non-compliance (the "Financial Covenant Non-compliance") with the Minimum EBITDA and Adjusted Tangible Net Worth covenants set forth in Sections 10.21 and 10.22 of the Loan Agreement for and with respect to the fiscal quarter ending September 30, 1999;

WHEREAS, the Borrowers have requested that the Lender waive the Financial Covenant Non-compliance;

WHEREAS, Pentech has entered into a joint venture agreement (the "China Joint Venture Agreement") to establish a joint venture (the "China Joint Venture") to establish a factory to manufacture markers, pencils and other writing and drawing products in Shanghai, PRC, and Pentech desires, pursuant to the China Joint Venture Agreement, to contribute (the "China Joint Venture Contribution") to the China Joint Venture the Equipment described on Schedule 1.1A hereto (the "China Joint Venture Equipment") free and clear of the Lender's Lien thereon;

WHEREAS, the Borrowers have requested that the Lender consent to the China Joint Venture Agreement and the China Joint Venture Contribution and agree to release its Lien on the China Joint Venture Equipment contributed to the China Joint Venture in connection therewith;

WHEREAS, the Borrowers have requested that the Lender agree to extend the term of the Loan Agreement, to modify in certain respects certain of the financial covenants set forth in the Loan Agreement and to modify the Loan Agreement in certain other respects; and

WHEREAS, the Lender is willing to waive the Financial Covenant Non-compliance, consent to the China Joint Venture Agreement and the China Joint Venture Contribution and agree to release its Lien on the China Joint Venture Equipment contributed to the China Joint Venture in connection therewith, and to agree to such other modifications, on the condition that certain other amendments be made to the Loan Agreement and otherwise on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Defined Terms. Terms defined in the Loan Agreement and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

Section 2. Waiver of Financial Covenant Non-compliance. The Lender hereby waives compliance by the Borrowers with the Minimum EBITDA and Adjusted Tangible Net Worth covenants set forth in Sections 10.21 and 10.22 of the Loan Agreement solely for and with respect to the fiscal quarter ending September 30, 1999; provided, however, that such waiver is subject to the conditions set forth in Section 6 of this Waiver, Consent and Amendment.

Section 3. Consent to China Joint Venture. The Lender consents to the China Joint Venture Agreement and the China Joint Venture Contribution and agrees to release its Lien on the China Joint Venture Equipment contributed to the China Joint Venture in connection therewith; provided, however, that such consent is subject to the following conditions:

3.01. The net book value of the China Joint Venture Equipment contributed to the China Joint Venture shall not exceed $1,500,000 in the aggregate;

3.02. Promptly after the making of the China Joint Venture Contribution (or any portion thereof), Pentech shall, upon the Lender's request therefor, grant to the Lender a first priority pledge of all of Pentechs right, title and interest in and to the China Joint Venture, pursuant to such Loan
Documents as the Lender may require;

3.03. The Borrowers shall furnish to the Lender a copy of all agreements, documents and other instruments executed and delivered in connection with the China Joint Venture promptly (and in any event within thirty (30) days) after the execution and delivery thereof; and

3.04. All other conditions set forth in Section 6 of this Waiver, Consent and Amendment shall have been satisfied.

Section 4. Amendments to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 6 of this Waiver, Consent and Amendment, the Loan Agreement shall be amended in the following respects.

4.01. Effective as of the date hereof, the words "BANKAMERICA BUSINESS
CREDIT, INC., a Delaware corporation, with offices at 40 East 52nd Street,
New York, New York 10022 (the "Lender");" set forth in the Preamble to the
Loan Agreement shall be deleted, and the words "BANK OF AMERICA, N.A., a national bank organized under the laws of the United States, with offices at 40 East 52nd Street, New York, New York 10022 (the "Lender");" shall be substituted therefor.

4.02. Effective as of the date hereof, Section 1.1 of the Loan Agreement shall be amended by restating the definitions of "Applicable Inventory Advance Sublimit,"EBITDA," "LIBOR Margin," "Reference Rate Margin," "Stated Termination Date" and "Tangible Net Worth" set forth therein in their entirety as follows:

"Applicable Inventory Advance Sublimit" means the amount indicated below for the corresponding periods:

Period                                       Amount

Prior to January 3, 2000                    $8,500,000
January 3-May 31, 2000                      $9,000,000
At all times after May 31, 2000             $8,500,000

The $500,000 excess over $8,500,000 available during the January 3-May 31, 2000 period, as set forth above, is the "Inventory Advance Sublimit Seasonal Increase."

"EBITDA" means the consolidated net income of Pentech and its Subsidiaries (determined in accordance with GAAP) plus (to the extent deducted in computing such consolidated net income) the sum of income tax expense, interest expense, depreciation and amortization expense, and any non-cash charges or non-cash losses, minus (to the extent added in computing consolidated net income) any interest income and any non-cash gains;
provided, however, that there shall be excluded from the calculation of EBITDA (x) gains and losses from the sale of China Joint Venture Equipment to the China Joint Venture and (y) Sawdust Plant Wind Down Costs.

"LIBOR Margin" means, as determined at the beginning of an Interest Period, 2.50% per annum, subject to adjustment pursuant to Section 3.1(d).

"Reference Rate Margin" means 0.50% per annum, subject to adjustment pursuant to Section 3.1(d).

"Stated Termination Date" means January 13, 2003.

"Tangible Net Worth" means, at any date, the sum of (a) common and preferred equity plus (b) the positive amount, if any, of retained earnings minus (c) the negative amount, if any, of retained earnings, and minus (d) unamortized goodwill, all as would be shown on a consolidated balance sheet of Pentech and its Subsidiaries at such date prepared in accordance with GAAP; provided, however, that there shall be excluded from the calculation of Tangible Net Worth (x) gains and losses from the sale of China Joint Venture Equipment to the China Joint Venture and (y) Sawdust Plant Wind Down Costs.

4.03. Effective as of the date hereof, clause (d) of the definition of "Eligible Inventory" set forth in Section 1.1 of the Loan Agreement shall be deleted, and the following shall be substituted therefor:

(d) is not out-to-processors Inventory, foil, film, inks and dyes, work-in-process, spare parts, packaging and shipping materials, supplies, bill-and-hold Inventory, returned or defective Inventory, or Inventory delivered to any Borrower on consignment; and

4.04. Effective as of the date hereof, the following definitions shall be added to Section 1.1 of the Loan Agreement in the appropriate alphabetical order:

"China Joint Venture" means the joint venture to establish a factory to manufacture markers, pencils and other writing and drawing products in Shanghai, PRC.

"China Joint Venture Equipment" means the Equipment described on
Schedule 1.1A to be contributed by Pentech to the China Joint Venture.

"Funded Debt Ratio" means the ratio of (a) the sum, determined as of the last day of any fiscal quarter of the Borrowers ending on or after September 30, 2000, for the preceding four fiscal quarters, of the sum of (i) the average daily outstanding amount of all Revolving Loans during such preceding four fiscal quarter period, (ii) the average daily undrawn face amount of all outstanding Letters of Credit during such preceding four fiscal quarter period and (iii) the average daily face amount of all outstanding Bankers
Acceptances during such preceding four fiscal quarter period, to (b) the cumulative EBITDA during such preceding four fiscal quarter period.

"Inventory Subline Fee" has the meaning specified in Section 3.7.

"Sawdust Plant Wind Down Costs" means the wind down costs paid or incurred by the Borrowers in connection with the projected closing of the Sawdust plant facility located in Edison, New Jersey.

4.05. Effective as of the date hereof, the definition of "Performance Pricing Period" set forth in Section 1.1 of the Loan Agreement shall be deleted in its entirety.

4.06. Effective as of the date hereof, the references to the amount "$10,000,000" set forth in Sections 2.3(a) and 2.5(a) of the Loan Agreement shall be deleted, and the amount "$6,000,000" shall be substituted therefor in each such section.

4.07. Effective as of the date hereof, Section 3.1 of the Loan Agreement shall be amended by adding a new subsection (d) thereto, which new subsection shall read in its entirety as follows:

(d)	Step-Down/Step-Up Pricing Adjustments.  In the event that the
Financial Statements for any fiscal quarter of the Borrowers ending on or after December 31, 2000, other than the fourth fiscal quarter of any Fiscal Year delivered pursuant to Section 8.2(b) or the Financial Statements for any for any Fiscal Year of the Borrowers ending on or after September 30, 2000, delivered pursuant to Section 8.2(a) demonstrate compliance as of the date of such Financial Statements, and for the preceding four fiscal quarters, with "Level 1," "Level 2," "Level 3," "Level 4" or "Level 5" of the Funded Debt Ratio test set forth in Schedule 3.1(d), then the Reference Rate Margin and the LIBOR Margin with respect to interest payable to the Lender pursuant to Sections 3.1(a) shall be adjusted to the applicable amounts set forth in said Schedule 3.1(d) (in each case subject to Section 3.1(b) and the last sentence of this Section 3.1(d)). Each such adjustment shall take effect
(if at all) as of the latest date the applicable Financial Statements described in the immediately preceding sentence were required to be delivered under Section 8.2(a) or (b), as the case may be, and shall remain in effect until the latest date delivery of Financial Statements were required to be delivered pursuant to Section 8.2(a) or (b), as the case may be, that demonstrate either compliance with a higher "Level" of the Funded Debt Ratio test set forth in said Schedule 3.1(d) or the failure to maintain compliance with the "Level" of the Funded Debt Ratio test achieved as of the end of the immediately prior fiscal quarter, and for the preceding four fiscal quarters, whereupon (subject to Section 3.1(b) and the last sentence of this Section 3.1(d)) such amount shall be decreased or increased, as the case may be, to the applicable amounts set forth in said Schedule 3.1(d). Notwithstanding the foregoing, no decrease in pricing pursuant to this Section 3.1(d) shall be made after the occurrence and during the continuance of an Event of Default.

4.08. Effective as of the date hereof, the Loan Agreement shall be amended by adding a new Section 3.7 thereto, which new section shall read in its entirety as follows:

     3.7	Inventory Subline Fee.  For each calendar month during the
period from January 3 through May 31, 2000 in which the Inventory Advance Sublimit Seasonal Increase shall be used, during any five (5) or more Business Days (whether or not such Business Days are consecutive) within such calendar month such and in whole or in part, the Borrowers shall pay to the Lender a fee (the "Inventory Subline Fee") in the amount of $10,000 in arrears, on the last day of such month.

4.09. Effective as of the date hereof, a new sentence shall be added to
Section 7.7 of the Loan Agreement immediately after the second sentence of such section and shall read as follows:

The Borrowers shall also obtain, on or before January 31, 2000, and thereafter maintain key employee insurance upon the life of David Melnick in an aggregate amount of not less than $1,500,000, which insurance shall be under a policy or policies and by an issuer or insurers acceptable to the Lender and shall be assigned to the Lender on forms satisfactory to the Lender, and the Borrowers shall deliver to the Lender such policy or policies of key-employee insurance, satisfactorily assigned to the Lender, on or before January 31, 2000.

4.10. Effective as of the date hereof, clause (A) of Section 8.2(e)(i) of the Loan Agreement shall be deleted, and the following shall be substituted therefor:
(A) setting forth in reasonable detail the calculations required
(I) to establish that Pentech and its consolidated Subsidiaries were in compliance with the covenants set forth in Sections 10.19 through 10.22 during the period covered in such Financial Statements and (II) to determine the Funded Debt Ratio for the purposes of Section 3.1(d).

4.11. Effective as of October 1, 1999, Section 10.19 of the Loan Agreement shall be amended to read in its entirety as follows:

    10.19	Capital Expenditures. Neither any Borrower nor any of its
Subsidiaries shall make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Pentech and its Subsidiaries would exceed $1,000,000 during any Fiscal Year.

4.12. Effective as of October 1, 1999, Section 10.21 of the Loan Agreement shall be amended to read in its entirety as follows:

       10.21	Minimum EBITDA.  The Borrowers will maintain a cumulative
EBITDA, as determined at the end of each fiscal quarter set forth below, for the preceding fiscal quarter in the case of the fiscal quarter ending December 31, 1999, for the preceding two fiscal quarters in the case of the fiscal quarter ending March 31, 2000, for the preceding three fiscal quarters in the case of the fiscal quarter ending June 30, 2000, and the preceding four fiscal quarters in the case of the fiscal quarter ending September 30, 2000 and each fiscal quarter ending thereafter, of not less than the amounts indicated below:

Fiscal Quarter Ending               Amount
December 31, 1999                  ($500,000)
March 31, 2000                     ($750,000)
June 30, 2000                      $1,500,000
September 30, 2000                 $2,300,000
December 31, 2000                  $2,300,000
March 31, 2001                     $2,300,000
June 30, 2001                      $2,300,000
September 30, 2001                 $2,800,000
December 31, 2001                  $2,800,000
March 31, 2002                     $2,800,000
June 30, 2002                      $2,800,000
September 30, 2002 and each
fiscal quarter thereafter          $3,300,000

4.13. Effective as of October 1, 1999, Section 10.22 of the Loan Agreement shall be amended to read in its entirety as follows:

     10.22	Tangible Net Worth.  The Borrowers will have Tangible Net
Worth of not less than the following amounts at the end of each of the following fiscal quarters:

Fiscal Quarter Ending              Amount

December 31, 1999                $13,000,000
March 31, 2000                   $12,000,000
June 30, 2000                    $13,500,000
September 30, 2000               $13,000,000
December 31, 2000                $12,500,000
March 31, 2001                   $12,500,000
June 30, 2001                    $13,500,000
September 30, 2001               $14,000,000
December 31, 2001                $14,500,000
March 31, 2002                   $14,500,000
June 30, 2002                    $15,500,000
September 30, 2002 and each
fiscal quarter thereafter        $15,500,000

4.14. Effective as of the date hereof, a new Section 10.25 shall be added to the Loan Agreement and shall read as follows:

    10.25	Maximum Sawdust Plant Wind Down Costs.  The Borrowers
shall not permit the Sawdust Plant Wind Down Costs to exceed $800,000 in the aggregate.

4.15. Effective as of the date hereof, the second sentence of Section 14 of the Loan Agreement shall be amended to read in its entirety as follows:
The Borrowers may terminate this Agreement at any time prior to the Stated Termination Date if: (a) they give the Lender sixty (60) days prior written notice of termination by registered or certified mail; (b) they pay and perform all Obligations on or prior to the effective date of termination; and (c) they pay to the Lender, on or prior to the effective date of termination, and in addition to any other prepayment premium required hereunder and the fees required by Section6.4, (i) one (1.0%) of the Total Facility if such termination is made on or prior to the fourth Anniversary Date; and (ii) one-half percent (0.50%) of the Total Facility if such termination is made after the fourth Anniversary Date but on or prior to the fifth Anniversary Date; and (iii) zero percent (0%) if such termination is made after the fifth Anniversary Date.

4.16. Effective as of the date hereof, the addresses for notice to the Lender and the Borrowers set forth in Section 15.8 of the Loan Agreement shall be deleted, and the following shall be substituted therefor:
If to the Lender:		Bank of America Business Credit
40 East 52nd Street
New York, NY 10022
Attention:  Division Manager
Telephone No.:  212/836-5241
Telecopier No.:  212/836-5167

with a copy to:		Bank of America, N.A.
335 Madison Avenue
New York, NY 10017
Attention:  Jerry M. Saccone, Esq.
Telephone No.:  212/503-7230
Telecopier No.: 212/503-7255

with a copy to:		Clifford Chance Rogers & Wells LLP
200 Park Avenue
New York, NY 10166
Attention:  Alan M. Christenfeld, Esq.
Telephone No.:  212/878-8000
Telecopier No.:  212/878-8375

If to any Borrower:	Pentech International, Inc.
195 Carter Drive
Edison, NJ 08817
Attention:	David Melnick,
	President
Telephone No.: 732/287-6640
Telecopier No.: 732/287-3127

with a copy to:		Kalin & Associates, P.C.
One Penn Plaza
Suite 1425
250 West 34th Street
New York, NY 10119
Attention:  Richard S. Kalin, Esq.
Telephone No.:  212/239-8900
Telecopier No.:  212/239-8401

4.17. Effective as of the date hereof, new Schedules 1.1A and 3.1(d) shall be added to the Loan Agreement in the form of Schedules 1.1A and 3.1(d), respectively annexed to this Waiver,Consent and Amendment.

Section 5. Waiver, Consent and Amendment Fee. In order to induce the Lender to enter into this Waiver, Consent and Amendment, the Borrowers jointly and severally shall pay to the Lenders, simultaneously with the effectiveness of this Waiver, Consent and Amendment, a waiver, consent and amendment fee
(the "Waiver, Consent and Amendment Fee") in the amount of $125,000.
The Waiver, Consent and Amendment Fee shall be deemed fully earned upon the effectiveness of this Waiver, Consent and Amendment and shall be non-refundable when paid.

Section 6. Conditions to Effectiveness. This Waiver, Consent and Amendment shall be effective as of the date first above written upon the satisfaction of the following conditions:

6.01. The Lender shall have received counterparts of this Waiver, Consent and Amendment executed by the Borrowers;

6.02. The Lender shall have received such other certificates, representations, instruments and other documents as the Lender may require, in form and substance satisfactory to the Lender;

6.03. The Lender shall have received payment of the Waiver, Consent and Amendment Fee; and

6.04. The Borrowers shall have paid, or reimbursed the Lender for, all fees and expenses (including the fees and disbursements of Rogers & Wells LLP) incurred by the Lender in connection with this Waiver, Consent and Amendment and billed to such date.

Section 7. Representations and Warranties. The Borrowers hereby each represent and warrant to the Lender that (i) the execution, delivery and performance of this Waiver, Consent and Amendment by each of the Borrowers are within their respective corporate powers and have been duly authorized by all necessary corporate action; (ii) no consent, approval, authorization of, or declaration or filing with, any Public Authority, and no consent of any other Person, is required in connection with the execution, delivery and performance of this Waiver, Consent and Amendment, except for those already duly obtained; (iii) this Waiver, Consent and Amendment has been duly executed by each of the Borrowers and constitutes the legal, valid and binding obligation of each of the Borrowers, enforceable against them in accordance with its terms; (iv) the execution, delivery and performance by each of the Borrowers of this Waiver, Consent and Amendment does not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of any Borrower or any of its Subsidiaries
(except as contemplated by the Loan Agreement and the other Loan Documents) by reason of the terms of (a) any contract, mortgage, lease, agreement, or instrument to which such Borrower or such Subsidiary is a party or which is binding upon it, (b) any Requirement of Law applicable to such Borrower or such Subsidiary, or (c) the Certificate or Articles of Incorporation or By-Laws of such Borrower or such Subsidiary; (v) after giving effect to this Waiver, Consent and Amendment, the representations and warranties contained in the Loan Agreement and in each other document or instrument delivered by Borrower are true and correct in all material respects as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date); and (vi) after giving effect to this Waiver, Consent and Amendment, there exists no Default or Event of Default.

Section 8. Reference to and Effect on Loan Documents.

8.01. On and after the date hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in the other Loan Documents to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

8.02. Except as specifically amended above, all of the terms of the Loan Agreement shall remain unchanged and in full force and effect.

8.03. The execution, delivery and effectiveness of this Waiver, Consent and Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Agent under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents.

Section 9. Execution in Counterparts. This Waiver, Consent and Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

Section 10. Governing Law. This Waiver, Consent and Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

Section 11. Headings. Section headings in this Waiver, Consent and Amendment are included herein for convenience of reference only and shall not constitute a part of this Waiver, Consent and Amendment or be given any substantive effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Waiver, Consent and Amendment has been duly executed as of the date first above written.

PENTECH INTERNATIONAL, INC.
By: s/
Title: President& CEO

PENTECH COSMETICS, INC.
By: s/
Title: President & CEO

SAWDUST PENCIL CO.
By: s/
Title: President & CEO

BANK OF AMERICA, N.A.
By: s/
Title: SVP